UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒   Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 240.14a-12

STIFEL FINANCIAL CORP.

_____________________________________________________________________________________ (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102

(314) 342-2000

May 2, 2007

To the Stockholders of Stifel Financial Corp.:

Dear Stockholder:

We cordially invite you to attend Stifel Financial Corp.'s annual stockholders' meeting. The meeting will be held on Wednesday, June 20th, 2007, at 11 a.m. on the 2nd Floor, One Financial Plaza, 501 North Broadway, St Louis, Missouri. One Financial Plaza is located on the southwest corner of Washington and Broadway in downtown St. Louis.

At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.

Thank you for your support of Stifel.

Sincerely,

/s/ Ronald J. Kruszewski
Ronald J. Kruszewski
Chairman of the Board and Chief Executive Officer

This proxy statement and the accompanying proxy card are
being mailed to Stifel stockholders beginning about May 2, 2007.

Even if you plan to attend the meeting in person,
please mark, date, and execute the enclosed proxy and mail it promptly.
A postage-paid return envelope is enclosed for your convenience.

STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(314)342-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 20, 2007

St. Louis, Missouri
May 2, 2007

Dear Stockholder:

The annual meeting of stockholders of Stifel Financial Corp. will be held on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, on Wednesday, June 20th, 2007, at 11:00 a.m., for the following purposes:

1. To elect five Class III directors to hold office for a term of three years or until their successors shall have been duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007; and

3. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

Our board of directors has fixed the close of business on April 23, 2007 as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting and any adjournment thereof. A stockholder list dated as of the record date will be available for inspection by any stockholder at our offices in St. Louis, Missouri for ten days prior to the annual meeting.

We cordially invite you to attend the annual meeting. Even if you plan to be present at the meeting in person, you are requested to date, sign and return the enclosed proxy card in the envelope provided so that your shares will be represented. The mailing of an executed proxy card will not affect your right to vote in person should you later decide to attend the annual meeting.

By Order of the Board of Directors.

/s/ David M. Minnick

David M. Minnick, Secretary

May 2, 2007

St. Louis, Missouri

This proxy statement and the accompanying proxy card are
being mailed to Stifel stockholders beginning about May 2, 2007.

ABOUT THE ANNUAL MEETING

WHO IS SOLICITING MY VOTE?

Our board of directors is soliciting your vote at the 2007 annual meeting of stockholders.

WHAT WILL I BE VOTING ON?

  Election of directors (see page 12).

  Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2007 (see page 39).

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of common stock you owned on the record date, April 23, 2007 for each of the directors to be elected and on each other proposal presented at the annual meeting. There is no cumulative voting in the election of directors.

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

14,951,845, consisting of one vote for each of the shares of common stock that were outstanding on the record date.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

7,475,923 votes, which represents a majority of the votes that can be cast at the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

DOES ANY SINGLE STOCKHOLDER CONTROL AS MUCH AS 5 PERCENT OF ANY CLASS OF STIFEL'S COMMON STOCK?

There are two stockholders that beneficially own over 5 percent of our common stock (see page 8).

HOW DO I VOTE?

You can vote either by proxy with or without attending the annual meeting or in person at the annual meeting.

To vote by proxy, you must either:

  If your shares are registered in your name at UMB Bank, N.A. (our transfer agent), you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

  If you hold your stock through a securities broker (that is, in street name), you must either:

    fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

    vote by telephone (instructions are on the proxy card), or vote by Internet (instructions are on the proxy card).

Our employees who participate in our employee benefit plans may vote on our Intranet or may have their proxy card mailed to them.

If you want to vote in person at the annual meeting, and you hold your stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

CAN I CHANGE MY VOTE?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone, Internet or Intranet, or send a written notice of revocation to our corporate secretary at the address on the cover of this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS, OR TO APPROVE THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

  A plurality of votes cast is required to elect directors, therefore, the five nominees receiving the highest vote totals will be elected as directors.

  Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2007 requires the affirmative vote of a majority of the votes cast on the proposal.

WHAT IF I DON'T VOTE FOR SOME OF THE MATTERS LISTED ON MY PROXY CARD?

If you return a proxy card without indicating your vote, your shares will be voted for all of the nominees listed on the card and in favor of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

WHAT IF I VOTE "WITHHOLD AUTHORITY" OR "ABSTAIN"?

Shares voted to "withhold authority" in the election of directors will be deemed to be present at the meeting but not voted for a nominee. A vote to "abstain" on the proposal to ratify Deloitte & Touche LLP as our independent registered public accounting firm for 2007 will be counted as a vote cast and will have the effect of a vote cast against the proposal.

CAN MY SHARES BE VOTED IF I DON'T RETURN MY PROXY CARD AND DON'T ATTEND THE ANNUAL MEETING?

If you don't vote your shares held in street name, your broker can, upon your authorization, vote your shares on any routine matter scheduled to come before the meeting.

The election of directors and the ratification of our independent registered public accounting firm are typically considered routine matters for voting purposes. If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don't give your broker instructions on how to vote your shares, the votes will be broker "non-votes," and will not be voted. Broker "non-votes" will not be counted, for the purpose of determining the number of shares represented at the meeting. If you don't vote your shares held in your name, your shares will not be voted.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

We don't know of any other matters that will be considered at the annual meeting. If a stockholder proposal that was excluded from this proxy statement is brought before the meeting, we will vote the proxies against the proposal. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

Your proxy will still be good and may be voted at the postponed or adjourned meeting.

HOW CAN I ACCESS STIFEL'S PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?

This proxy statement and the 2006 annual report are available on our Internet site at www.stifel.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(314) 342-2000

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON TUESDAY, JUNE 20, 2007

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Stifel Financial Corp. for use at the annual meeting of stockholders to be held on Wednesday, June 20, 2007, at 11:00 a.m., on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, and any adjournment thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders.

This proxy statement, the notice of annual meeting and the accompanying proxy card were first mailed to our stockholders on May 2, 2007.

All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is specified, proxies will be voted in favor of the election of each of the nominees for director proposed by the board of directors in Proposal I, and in favor of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007 in Proposal II, each as recommended by the board of directors. A stockholder who executes a proxy may revoke it at any time before it is voted by delivering another proxy to us bearing a later date, by submitting written notice of such revocation to the corporate secretary or by personally appearing at the annual meeting and casting a vote in person. A majority of the outstanding shares of common stock present in person or by proxy will constitute a quorum at the annual meeting.

A plurality of the votes cast is required for the election of directors, which means that the five nominees for director receiving the highest vote totals will be elected as directors. As a result, a designation on the proxy that the stockholder is "withholding authority" to vote for any or all nominees does not have an effect on the results of the vote for the election of directors, although shares voted in this manner will be considered as present for quorum purposes. Each share will have one vote for the election of each director. There is no cumulative voting in the election of directors.

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the proposal. A vote to "abstain" on the proposal to ratify Deloitte & Touche LLP as our independent registered public accounting firm for 2007 will be counted as a vote cast and will have the effect of a vote cast against the proposal. Broker "non-votes" will have no effect on the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are counted for purposes of determining whether a quorum exists only if such shares are voted on a matter presented at the meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The close of business on April 23, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. On April 23, 2007, there were 14,951,845 shares of our common stock outstanding and entitled to vote.

Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the amount of common stock beneficially owned, as of April 23, 2007, by each of our directors, each nominee for election as a director, the executive officers named in the Summary Compensation Table and all of our directors and executive officers as a group:

Name (1)	Number of Shares Beneficially Owned (2) (3)	Percent of Outstanding Common Stock (4)	Unvested Stock Units (5)
Ronald J. Kruszewski (6)	667,604	4.35%	91,908
James M. Zemlyak	325,567	2.15%	27,786
Scott B. McCuaig	323,184	2.14%	26,720
Thomas P. Mulroy	95,029	0.64%	46,167
Richard J. Himelfarb	91,016	0.61%	46,167
Joseph A. Sullivan	90,886	0.60%	42,808
James M. Oates	80,320	0.54%	___
Bruce A. Beda	45,569	0.30%	___
Charles A. Dill	42,747	0.29%	___
Robert E. Lefton	37,728	0.25%	___
Robert J. Baer	21,317	0.14%	___
Richard F. Ford	20,357	0.14%	___
John P. Dubinsky	16,888	0.11%	___
Frederick O. Hanser	13,155	0.09%	___
Directors and Executive Officers as a Group (14 persons)	1,871,367	11.85%	281,556

(1) All of our directors and executive officers use our Company address of One Financial Plaza, 501 North Broadway, St. Louis, MO 63102-2102.

(2) Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name. These shares were listed on regulatory filings by each of the individual directors or executive officers.

(3) Includes the following shares that such persons and group have the right to acquire currently or within 60 days following April 23, 2007 upon the exercise of stock options: Mr. Kruszewski - 235,633; Mr. Zemlyak - 136,001; Mr. McCuaig - 129,068; Mr. Baer - 5,668; Mr. Beda - 15,688; Mr. Dill - 6,467; Mr. Dubinsky - 5,402; Mr. Ford - 6,467; Mr. Hanser - 5,402; Mr. Lefton - 10,807; and directors and executive officers as a group - 556,603. Also includes the following shares underlying stock units held by such persons and which are currently vested or which vest within 60 days following April 23, 2007: Mr. Kruszewski - 144,795; Mr. Zemlyak - 23,822; Mr. McCuaig - 39,934; Mr. Oates - 12,923; Mr. Dill - 11,894; Mr. Beda - 13,208; Mr. Lefton - 10,610; Mr. Ford - 5,486; Mr. Baer - 10,849; Mr. Dubinsky - 6,420; Mr. Hanser - 6,420; and directors and executive officers as a group - 286,361. Also includes the following shares which have been allocated to such persons under the Stifel Financial Corp. Stock Ownership Plan and Trust, and the Stifel, Nicolaus & Company, Incorporated Profit Sharing 401(k) Plan, respectively: Mr. Kruszewski - 475 and 0; Mr. Zemlyak - 385 and 2,852; Mr. McCuaig - 452 and 0; Mr. Mulroy - 29 and 0; Mr. Himelfarb - 29 and 987; Mr. Sullivan - 29 and 857; and directors and executive officers as a group - 1,399 and 4,696.

(4) Based upon 14,951,845 shares of common stock issued and outstanding as of April 23, 2007, and, for each director or officer or the group, the number of shares subject to options or stock units which the director or officer or the group has the right to acquire currently or within 60 days following April 23, 2007.

(5) Includes shares underlying stock units held by such persons but which are not convertible to our common stock within the 60-day period after April 23, 2007 and, therefore, under the rules of the Securities and Exchange Commission, are not deemed to be "beneficially owned" as of April 23, 2007. The stock units generally will be transferred into common stock at the end of a three- to six-year period after the date of grant contingent upon the holder's continued employment with us.

(6) Mr. Kruszewski has pledged for a bank line of credit, as collateral, 247,902 of the shares he is deemed to beneficially own. As of April 23, 2007, there were no amounts drawn on this line of credit.

(*) Shares beneficially owned do not exceed 1 percent of the outstanding shares of our common stock.

Ownership of Certain Beneficial Owners

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of April 23, 2007, the following persons were the only persons known to us to be beneficial owners of more than 5 percent of our common stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock

BankAtlantic Bancorp, Inc. 2100 West Cypress Creek Road Fort Lauderdale, Florida 33309	2,377,354 (1)	15.90%
The Western and Southern Life Insurance Company 400 Broadway Cincinnati, Ohio 45202	1,359,749 (2)	9.09%

__________________________

(1) The information shown is based on a Schedule 13D, dated February 28, 2007, of BankAtlantic Bancorp, Inc. The information in the Schedule 13D indicates that BankAtlantic Bancorp has the sole power to vote and dispose of such shares.

(2) The information shown is based on a Schedule 13G, dated December 30, 1997, of Western and Southern Life Insurance Company. The number of shares beneficially owned has been adjusted to reflect the 5 percent stock dividends declared by us on each of January 20, 1998 and January 27, 1999, and a 4-for-3 stock split effective September 15, 2004. The information in the Schedule 13G indicates that Western and Southern Life has the sole power to vote and dispose of such shares.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

Under NYSE Corporate Governance guidelines, an independent director is a member of the board of directors who:

    Does not, and has not for the three years prior to the date of determination, received more than $100,000 per year in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

    Is not, and has not been for the three years prior to the date of determination, an employee of the company;

    Is not, and has not been, affiliated with or employed by the present or former auditor of the company, or one of the auditors' affiliates, unless it has been more than five years since the affiliation, employment, or the auditing relationship ended;

    Is not, and has not been for the three years prior to the date of determination, part of an interlocking directorship in which an executive officer of the company serves on the compensation committee of a company that concurrently employs the director;

    Is not, and has not been for the three years prior to the date of determination, an executive officer or an employee of another company (1) that accounts for at least 2% or $1 million, whichever is greater, of the company's consolidated gross revenues or (2) for which the company accounts for at least 2% or $1 million, whichever is greater, of such other company's consolidated gross revenues;

    The Board has affirmatively determined has no other material commercial, industrial, banking, consulting, legal, accounting, charitable, or familial relationship with the company, either individually or as a partner, stockholder, or officer of an organization or entity having such a relationship with the company, which relationship would adversely impact the director's independence in connection with the company; and

    Has, and for the three years prior to the date of determination had, no immediate family members (i.e., spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone who shares the director's home) in any of the above categories; provided, however, that in the case of employment of one of the above-described immediate family members, the family member must have served as an officer or partner of the subject entity to impact the director's independence.

It is a responsibility of the board to regularly assess each director's independence and to take appropriate actions in any instance in which the requisite independence has been compromised.

The Board of Directors has determined that Messrs. Oates, Beda, Dill, Lefton, Baer, Ford, Dubinsky, and Hanser qualify as independent directors. In making this determination, the Board of Directors considered the rules of the New York Stock Exchange and the Securities and Exchange Commission, and reviewed information provided by the directors in questionnaires concerning the relationships that we may have with each director.

Board of Directors and Committees

During 2006, our board of directors met 5 times, including both regularly scheduled and special meetings. During the year, all of the incumbent directors, with the exceptions of Mr. Baer and Mr. Lefton, attended at least 75 percent of all meetings held by the board of directors and all committees on which they serve. It is our policy to strongly encourage the members of our board of directors to attend the annual meeting of stockholders. At the last annual meeting, all of the then current directors were in attendance.

The standing committees of our board of directors are the Executive Committee, Audit Committee/Finance Committee, Compensation Committee and Nominating/Corporate Governance Committee. The full text of each charter, other than the charter of the Executive Committee, and our corporate governance guidelines are available in the "Corporate Governance" section of our website located at www.stifel.com, or may be obtained by any stockholder, without charge, upon request. In compliance with the New York Stock Exchange Corporate Governance Standards, our board of directors holds regularly scheduled executive sessions without management, and at least annually schedules an executive session with only independent directors at which a non-management director determined by a rotating schedule presides.

Executive Committee. Messrs. Kruszewski (Chairman), Beda, Lefton and Oates are the current members of the Executive Committee. Except to the extent limited by law, the Executive Committee performs the same functions and has all the authority of our board of directors between meetings of the full board. The Executive Committee met 4 times during 2006.

Audit Committee/Finance Committee. Messrs. Beda (Chairman), Baer, Dubinsky, Ford and Oates are the current members of the Audit Committee/Finance Committee, all of whom are independent directors as defined by the New York Stock Exchange and determined by our board of directors. The duties of the Audit Committee/Finance Committee include:

    recommending to the board of directors a public accounting firm to be placed in nomination for stockholder ratification as our independent auditors and compensating and terminating the independent auditors as deemed necessary;

    meeting periodically with our independent auditors and financial management to review the scope of the proposed audit for the then-current year, the proposed audit fees, and the audit procedures to be utilized, reviewing the audit and eliciting the judgment of the independent auditors regarding the quality of the accounting principles applied to our financial statements; and

    evaluating on an annual basis the qualification, performance and independence of the independent auditors, based on the committee's review of the independent auditors' report and the performance of the independent auditors throughout the year.

Each member of the Audit Committee/Finance Committee is financially literate, knowledgeable and qualified to review financial statements. The "audit committee financial expert" designated by our board of directors is Mr. Beda. The Audit Committee/Finance Committee met 4 times during 2006. The Audit Committee/Finance Committee operates pursuant to a written charter approved by the Board of Directors which is available in the "Corporate Governance" section of our website, located at www.stifel.com.

Compensation Committee. Messrs. Lefton (Chairman), Oates (Vice Chairman), Beda, Dill and Hanser are the current members of the Compensation Committee, all of whom are independent directors as defined by the New York Stock Exchange and determined by our board of directors. The Compensation Committee met 4 times during 2006. The duties of the Compensation Committee include:

    reviewing and recommending to our board of directors the salaries of all of our executive officers;

    reviewing market data to assess our competitive position for the components of our executive compensation; and

    making recommendations to our board of directors regarding the adoption, amendment and rescission of employee benefit plans.

The Compensation Committee operates pursuant to a written charter approved by the Board of Directors which is available in the "Corporate Governance" section of our website, located at www.stifel.com.

Compensation Committee Interlocks and Insider Participation

During 2006, the Compensation Committee was composed of Messrs. Lefton, Oates, Beda, Dill and Hanser, each of whom is an independent director under the rules of the New York Stock Exchange and as determined by our board of directors. There are no interlocks or insider participation matters to report.

Nominating/Corporate Governance Committee. Messrs. Oates (Chairman), Beda, Ford and Lefton are the current members of the Nominating/Corporate Governance Committee, all of whom are independent directors as defined by the New York Stock Exchange and determined by our board of directors. The Nominating/Corporate Governance Committee met 4 times during 2006. The duties of the Nominating/Corporate Governance Committee include:

      overseeing the search for individuals qualified to become members of our board of directors and selecting director nominees to be presented for approval at the annual meeting of our stockholders;

      considering nominees for directors recommended by our stockholders; and

      reviewing our corporate governance guidelines at least annually and recommending changes to our board of directors as necessary.

The Nominating/Corporate Governance Committee operates pursuant to a written charter approved by the Board of Directors which is available in the "Corporate Governance" section of our website, located at www.stifel.com.

In accordance with the committee's charter and our corporate governance guidelines, the Nominating/Corporate Governance Committee considers nominees recommended by stockholders and reviews the qualifications and contributions of the directors standing for election each year. Any stockholder wishing to nominate a candidate for director at a stockholders' meeting must provide advance notice as described under "Stockholder Proposals" in this proxy statement, and must furnish certain information about the proposed nominee, including name, contact information, background, experience and other pertinent information on the proposed candidate. In identifying and evaluating nominees for director, the committee considers, among other things, each candidate's strength of character, judgment, career specialization, relevant technical skills and the extent to which the candidate would fill a need on the board of directors.

PROPOSAL I.

ELECTION OF DIRECTORS

In accordance with our by-laws, the board of directors has fixed the number of directors at fourteen, divided into three classes, with the terms of office of each class ending in successive years. The board of directors has nominated John P. Dubinsky, Robert E. Lefton, Scott B. McCuaig, James M. Oates, and Joseph A. Sullivan for election as Class III directors to hold office until the 2010 annual meeting of stockholders or until their respective successors are elected and qualified or until their earlier death, resignation or removal. We have granted a waiver from the age 70 restriction on standing for reelection to Mr. Lefton due to the desire for continuity and the specialized skill sets and business experience he contributes to the Board.

Shares represented by your proxy will be voted in accordance with your direction as to the election as directors of the persons listed below as nominees. In the absence of direction, the shares represented by your proxy will be voted FOR the election of each nominee. The five nominees receiving the highest number of votes cast at the meeting will be elected as our directors in Class III for the term of such class. In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the board of directors.

There are currently five Class III directors serving on our board of directors. The board of directors has nominated five individuals to serve as Class III directors until the 2010 annual meeting of stockholders or until their respective successors are elected and qualified or until their earlier death, resignation or removal. Shares represented by your proxy cannot be voted for more than five individuals to serve as Class III directors.

Certain information with respect to each of the nominees and each of the continuing directors is set forth below, including any positions they hold with us and our principal subsidiary, Stifel, Nicolaus & Company, Incorporated.

Name	Age	Positions or Offices with us	Served as Director Continuously Since
CLASS III-NOMINEES FOR TERMS ENDING IN 2010
John P. Dubinsky	63	Director of Stifel Financial Corp. and Chairman of Stifel Bank and Trust	2003
Robert E. Lefton	75	Director of Stifel Financial Corp.	1992
Scott B. McCuaig	58	Senior Vice President of Stifel Financial Corp. and President and Co-Chief Operating Officer of Stifel Nicolaus	2001
James M. Oates	60	Director of Stifel Financial Corp.	1996
Joseph A. Sullivan	49	Senior Vice President of Stifel Financial Corp. and Executive Vice President and Director of Fixed Income Capital Markets of Stifel Nicolaus	2005
CLASS I- DIRECTORS WITH TERMS ENDING IN 2008
Robert J. Baer	69	Director of Stifel Financial Corp.	2002
Bruce A. Beda	66	Director of Stifel Financial Corp.	1997
Thomas P. Mulroy	45	Senior Vice President of Stifel Financial Corp. and Executive Vice President and Director of Equity Capital Markets of Stifel Nicolaus	2005
Frederick O. Hanser	65	Director of Stifel Financial Corp. and Director of Stifel Bank and Trust	2003
Ronald J. Kruszewski	48	Chairman, President and Chief Executive Officer of Stifel Financial Corp. and Chairman and Chief Executive Officer of Stifel Nicolaus	1997
CLASS II- DIRECTORS WITH TERMS ENDING IN 2009
Charles A. Dill	67	Director of Stifel Financial Corp.	1995
Richard F. Ford	70	Director of Stifel Financial Corp.	1984
Richard J. Himelfarb	65	Senior Vice President of Stifel Financial Corp. and Executive Vice President and Director of Investment Banking of Stifel Nicolaus	2005
James M. Zemlyak	48	Senior Vice President, Chief Financial Officer and Treasurer of Stifel Financial Corp. and Executive Vice President, and Co-Chief Operating Officer of Stifel Nicolaus	2004

The following are brief summaries of the business experience during the past five years of each of the nominees for election as a director and our other directors whose terms of office as directors will continue after the annual meeting, including, where applicable, information as to the other directorships held by each of them:

Nominees

John P. Dubinsky

John P. Dubinsky has been President and Chief Executive Officer of Westmoreland Associates, LLC, a financial consulting company, since 1999; President and Chief Executive Officer of CORTEX (Center of Research, Technology and Entrepreneurial Expertise) since 2003; President Emeritus of Firstar Bank from 1999 until 2001; Chairman, President and Chief Executive Officer of Mercantile Bank from 1997 until its merger with U.S. Bank National Association (formerly, Firstar Bank, N.A.) in 1999; previously President and CEO of Mark Twain Bancshares, Inc.; Vice-Chairman: BJC HealthCare; Trustee: Barnes-Jewish Hospital and Washington University. Mr. Dubinsky was named Chairman of the Board of Stifel Bank and Trust in April 2007. Mr. Dubinsky is currently on the board of directors of Insituform Technologies, Inc. and Accentia Biopharmaceuticals, Inc.

Robert E. Lefton, Ph.D.	Robert E. Lefton, Ph.D. has been President and Chief Executive Officer of Psychological Associates, Inc., an international training and consulting firm, since 1958.
Scott B. McCuaig

Scott B. McCuaig has been Senior Vice President of Stifel Financial Corp. and a director of Stifel Nicolaus since January 1998 and President and Co-Chief Operating Officer of Stifel Nicolaus since August 2002. Prior thereto, Mr. McCuaig served as Managing Director, head of marketing and regional sales manager of Robert W. Baird & Co. Incorporated from June 1988 to January 1998.

James M. Oates

James M. Oates has been Managing Director of The Wydown Group, a financial consulting firm, since 1994. Mr. Oates served as Chairman of Hudson Castle Group, Inc. (formerly IBEX Capital Markets, Inc.), a financial services company, from 1997 to 2006. Mr. Oates is a director of Investors Financial Service Corporation (1995 - present), Investors Bank & Trust Corporation (1995 - present), Phoenix Mutual Funds (1985 - present), Connecticut River Bancorp and Connecticut River Bank (1988 - present), and New Hampshire Trust Company (2002 - present). Mr. Oates is also Chairman of the Board of the John Hancock Trust (2005 - present) and the John Hancock Funds II (2005 - present), he has been Chairman of the Board of Emerson Investment Management, Inc., since 2000, he is a member of the investment committee of the Endowment for Health, and he is President of the Board of Middlesex School (Concord, MA).

Joseph A. Sullivan

Joseph A. Sullivan has served as Senior Vice President and Director of the Company and Executive Vice President and Director of Fixed Income Capital Markets of Stifel Nicolaus since December 1, 2005. Mr. Mr. Sullivan has responsibility for municipal and taxable fixed income banking, research, and institutional sales and trading. Prior to joining the Company, Mr. Sullivan was elected Executive Vice President of Legg Mason, Inc. in July 2003 and of Legg Mason Wood Walker, Inc. in August 2003. Mr. Sullivan had been Senior Vice President of Legg Mason, Inc. from July 2000 and of Legg Mason Wood Walker, Inc. from August 1994. Mr. Sullivan also serves as a member of the Fixed Income Committee for the NASD and a Trustee of the Securities Industry Institute. In addition, Mr. Sullivan serves on the board of Associated Catholic Charities of Maryland, St. Ignatius Loyola Academy, and Loyola Blakefield High School.

We recommend a vote "FOR" the election of each of our nominees for director.

Continuing Directors

Robert J. Baer

Robert J. Baer served as President and CEO of UniGroup, Inc., holding company of United Van Lines, LLC and Mayflower Transit, LLC, from 1987 to April 2002. Mr. Baer is currently a director of U.S. Bancorp, Kellwood Company, and Vanliner Insurance Company, Inc. Mr. Baer previously served as Chairman of the St. Louis Police Board and the St. Louis Regional Complex Sports Authority.

Bruce A. Beda	Bruce A. Beda has been Chief Executive Officer of Kilbourn Capital Management, LLC, a financial asset manager, since 2001.
Frederick O. Hanser

Frederick O. Hanser has been the Vice Chairman and a director of the St. Louis Cardinals, LLC since 1996, and is Secretary and a director of SLC Holdings, LLC, Manager and holding company for the St. Louis Cardinals, LLC. Mr. Hanser was named as a director of Stifel Bank & Trust in April 2007. Prior to his role with the St. Louis Cardinals organization, Mr. Hanser practiced law for 30 years, first with the firm of Fordyce and Mayne and then with Armstrong, Teasdale LLP. Mr. Hanser concentrated his practice in banking, corporate and estate taxation, medical law, venture capital, and closely held businesses. Mr. Hanser is a 1963 graduate of Yale University, with a Bachelor of Arts degree. He received his juris doctor degree from Washington University in 1966. Mr. Hanser currently serves on the board for a number of St. Louis organizations, including the Backstoppers, St. Luke's Hospital, St. Louis Community Foundation, St. Louis Cardinals Community Fund (Cardinals Care), the St. Louis Regional Chamber and Growth Association, the Regional Business Council and The Downtown St. Louis Partnership, Inc.

Ronald J. Kruszewski

Ronald J. Kruszewski has been Chairman of the board of directors of Stifel Financial Corp. and Stifel, Nicolaus & Company, Incorporated since April 2001 and has served as President and Chief Executive Officer of Stifel Financial Corp. and Stifel, Nicolaus & Company, Incorporated since September 1997. Prior thereto, Mr. Kruszewski served as Managing Director and Chief Financial Officer of Baird Financial Corporation and Managing Director of Robert W. Baird & Co. Incorporated from 1993 to September 1997.  Mr. Kruszewski serves on the board of directors of Angelica Corporation.  Mr. Kruszewski serves on the Board of Trustees of Webster University and the St. Louis Science Center, the board of directors of the St. Louis Regional Chamber and Growth Association, and is past Chairman of the Board of Downtown St. Louis Partnership, Inc. Mr. Kruszewski also is a member of the Saint Louis Chapter of the Young Presidents' Organization and The Regional Business Council in St. Louis.

Thomas P. Mulroy

Thomas P. Mulroy has served as Senior Vice President and Director of the Company and Executive Vice President and Director of Equity Capital Markets of Stifel Nicolaus since December 1, 2005. Mr. Mulroy has responsibility for institutional equity sales, trading, and research. Prior to joining the Company, Mr. Mulroy was elected Executive Vice President of Legg Mason, Inc. in July 2002 and of Legg Mason Wood Walker, Inc. in November 2000. Mr. Mulroy became a Senior Vice President of Legg Mason, Inc. in July 2000 and Legg Mason Wood Walker, Inc. in August 1998.

Charles A. Dill

Charles A. Dill has been a venture capital and private equity investor since November 1995. In addition to several direct private equity investments, Mr. Dill has been a general partner of Gateway Partners, L.P., a venture capital fund, since 1995 and of Two Rivers Associates, a private equity firm, since January 2003. From 1991 to 1995, Mr. Dill was the president, chief executive officer, and a director of Bridge Information Systems, Inc., a company providing online information and trading services. Mr. Dill is a director of two public companies - Zoltek Companies, Inc. and TransAct Technologies Incorporated - as well as four private companies. Mr. Dill is also a director of the John Allan Love Foundation.

Richard F. Ford

Richard F. Ford is General Partner of Gateway Associates L.P. a venture capital management firm he formed in 1984. Mr. Ford is also a director of Barry-Wehmiller Company, Knights Bridge, and TALX Corporation.

Richard J. Himelfarb

Richard J. Himelfarb has served as Senior Vice President and Director of the Company and Executive Vice President and Director of Investment Banking of Stifel Nicolaus since December 1, 2005. He is responsible for supervising our corporate finance investment banking activities. Prior to joining the Company, Mr. Himelfarb served as a director of Legg Mason, Inc. from November 1983. Mr. Himelfarb was elected Executive Vice President of Legg Mason and Legg Mason Wood Walker, Inc. in July 1995 and having previously served as Senior Vice President from November 1983.

James M. Zemlyak

James M. Zemlyak joined Stifel Nicolaus in February 1999. Mr. Zemlyak has been Senior Vice President, Chief Financial Officer and Treasurer of Stifel Financial Corp. since February 1999 and a director of Stifel Financial Corp. since 2004. Mr. Zemlyak has been Executive Vice President of Stifel Nicolaus since December 1, 2005, Co-Chief Operating Officer of Stifel Nicolaus since August 2002 and a member of the Board of Directors since February 1999 and served as Chief Financial Officer from February 1999 through 2006. Prior thereto, Mr. Zemlyak was Senior Vice President of Stifel Nicolaus from February 1999 until December 1, 2005. Prior to joining the Company, Mr. Zemlyak served as Managing Director and Chief Financial Officer of Baird Financial Corporation from 1997 to 1999 and Senior Vice President and Chief Financial Officer of Robert W. Baird & Co., Incorporated from 1994 to 1999.

Compensation of Directors in Last Fiscal Year

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2006. Information about the compensation for 2006 earned or paid out to Messrs. Kruszewski, Zemlyak, Himelfarb, Mulroy, Sullivan and McCuaig is disclosed in the Summary Compensation Table because they are named executive officers for purposes of this proxy statement and do not receive additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Unit Awards ($) (2)	Option Awards ($) (3)	Total ($)
Charles A. Dill	___	60,000	6,025	66,025
Richard F. Ford	___	60,000	6,025	66,025
John P. Dubinsky	___	60,000	8,160	68,160
Robert E. Lefton	___	64,333	6,025	70,050
James M. Oates	___	64,333	6,025	70,358
Robert J. Baer	___	60,000	9,996	69,996
Bruce A Beda	___	69,333	6,025	75,358
Frederick O. Hanser	___	60,000	8,160	68,160

(1) In lieu of cash compensation, each non-employee director is annually issued a number of units which, in 2007, was equivalent to cash compensation for service on the Board of Directors. The units vest on a quarterly basis.

(2) Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and includes amounts from awards granted in and prior to 2006. As of December 31, 2006, each director had the following number of unit awards outstanding: Mr. Dill, 14,643; Mr. Ford, 5,486; Mr. Dubinsky, 6,420; Mr. Lefton, 11,258; Mr. Oates, 15,861; Mr. Baer, 10,849; Mr. Beda, 16,097; and Mr. Hanser, 6,420.

(3) Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and includes amounts from awards granted in and prior to 2006. As of December 31, 2006, each director had the following number of options outstanding: Mr. Dill, 16,014; Mr. Ford, 8,665; Mr. Dubinsky, 10,000; Mr. Lefton, 13,005; Mr. Oates, 3,397; Mr. Baer, 7,866; Mr. Beda, 17,886; and Mr. Hanser, 10,000.

Additional Information About Director Compensation

In recognition of the increasing time requirements pertaining to the preparation for and attendance at our board of directors meetings, our board of directors approved an increase in the fees paid to non-employee directors effective May 2006. Non-employee directors are paid an annual retainer with a cash equivalent to $70,000 for attending board of director and committee meetings and are reimbursed for expenses incurred in attending these meetings. Additionally, the chair of each of the Audit Committee/Finance Committee (Mr. Beda), Compensation Committee (Mr. Lefton) and Nominating/Corporate Governance Committee (Mr. Oates) receives $10,000, $5,000 and $5,000, respectively, for services in such capacity. Non-employee directors are required to defer all director fees into stock units pursuant to the Equity Incentive Plan for Non-Employee Directors. For 2006, the stock unit awards to the non-employee directors were granted on May 9, 2006, and amounted to the following stock units: Mr. Dill, 1,652 unit awards; Mr. Ford, 1,652 unit awards; Mr. Dubinsky, 1,652 unit awards; Mr. Lefton, 1,770 unit awards; Mr. Oates, 1,770 unit awards; Mr. Baer, 1,652 unit awards; Mr. Beda, 1,888 unit awards; and Mr. Hanser, 1,652 unit awards. These stock units are granted annually, but vest on a quarterly basis.

Directors who are also our employees do not receive any compensation for their service as directors, but we pay their expenses for attendance at meetings of the board of directors.

In the past, each new non-employee director was granted options to purchase 5,000 shares of our common stock at the current market price on the date the individual first becomes a director and we also granted stock options to purchase 1,000 shares of our common stock to each non-employee director on the first of each January. In 2006, the option grants were made on January 1, 2006, at an exercise price of $38.25, and were valued at $14.58 per option using Black-Scholes option valuation model. These options have a 5-year ratable vesting period. After the January 1, 2006 option grant, our Company determined to discontinue the option grants to the non-employee directors and, therefore, no similar grants will be made in the future.

CORPORATE GOVERNANCE AND CODE OF ETHICS

In accordance with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, we have adopted Corporate Governance Guidelines as well as charters for the Nominating/Corporate Governance Committee, the Compensation Committee and the Audit Committee/Finance Committee. These guidelines and charters are available for review on our website at www.stifel.com. We have also adopted a Code of Ethics for Directors, Officers and Associates. The code of ethics is posted in the "Corporate Governance" section of our website, located at www.stifel.com, or may be obtained by any stockholder, without charge, upon request.

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors, including the presiding director at the executive sessions of the non-management directors or the non-management directors as a group. Such parties can contact our board of directors by mail at: Stifel Financial Corp., Attention: Ronald J. Kruszewski, Chairman of the Board, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. All communications made by this means will be received by the Chairman of the Board and relayed promptly to the board of directors or the individual directors as appropriate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our officers, directors and nominees for director maintain margin accounts with Stifel Nicolaus pursuant to which Stifel Nicolaus may make loans for the purchase of securities. All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

Richard F. Ford, one of our directors, is a general partner of the management companies that act as the general partner of Gateway Venture Partners III, L.P. and Gateway Partners, L.P. Additionally, Charles A. Dill, one of our directors, is a general partner of Gateway Partners, L.P. We, and Stifel Venture Corp., our subsidiary, own an interest in Gateway Venture Associates, L.P. and Gateway Associates III, L.P., the management companies that are the general partners of Gateway Partners, L.P. and Gateway Venture Partners III, L.P., respectively. We are also a limited partner of Gateway Partners, L.P. At December 31, 2006, our carrying value of these investments was $0.

The Company currently approves or disapproves of related party transactions on a case-by-case basis. As such, no formal policies or procedures have been adopted for the approval of related party transactions.

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which our Company is a participant and in which any of our directors and executive officers, or their family members have a direct or indirect material interest. Our Company Code of Ethics, which is available on our website, prohibits our directors and employees, including our executive officers, and in some cases, their family members, from engaging in specified activities without prior written consent. These activities typically relate to situations where a director, executive officer or other employee, and in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity.

Each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with the Company in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our legal department of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related person transactions requiring disclosure under applicable Securities and Exchange Commission rules are appropriately reviewed.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Throughout this proxy statement, the individuals who served as our chief executive officer and our chief financial officer during the year ended December 31, 2006, and the other individuals included in the summary compensation table, are referred to as the "named executive officers." These individuals are:

  Ronald J. Kruszewski, who served as our Chairman, President and Chief Executive Officer;
  James M. Zemlyak, who served as our senior vice president, chief financial officer and treasurer and Co-Chief Operating Officer of our subsidiary, Stifel Nicolaus & Company, Inc.;
  Scott B. McCuaig, who served as our Senior Vice President and President and Co-Chief Operating Officer of our subsidiary, Stifel Nicolaus & Company, Inc.;
  Richard J. Himelfarb, who served as our Senior Vice President and as Executive Vice President and Director of Investment Banking for our subsidiary, Stifel Nicolaus & Company, Inc.;
  Thomas P. Mulroy, who served as our Senior Vice President and Executive Vice President and Director of Equity Capital Markets for our subsidiary, Stifel Nicolaus & Company, Inc.; and
  Joseph A. Sullivan, who served as our Senior Vice President and Executive Vice President and Director of Fixed Capital Markets for our subsidiary, Stifel Nicolaus & Company, Inc.

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward superior corporate performance annually and over the long term, as measured by increasing shareholder value. Total compensation must also be internally equitable and externally competitive. We continually review our executive compensation program to ensure that it reflects good governance practices as well as the best interests of the shareholders, while meeting the following core objectives:

  Pay for Performance. A substantial portion of the total compensation for each of the named executive officers is variable from year-to-year and is based upon our company's performance and the performance of the individual named executive officer during that year. Illustrative of this fact, is that the named executive officers' base salaries are low relative to peer executives in competitive companies and are not increased from year-to-year. The amount of compensation paid to each named executive officer is based in part upon the financial performance of our company for the year and in part upon the named executive officer's performance during the year as analyzed and recommended by the chief executive officer (in the case of all of the named executive officers except Mr. Kruszewski) to the Compensation Committee. In the case of Mr. Kruszewski, the analysis of his individual performance for the year is done entirely by the members of the Compensation Committee.
  Stock Ownership. We have designed our compensation program to assure that our executive officers establish and maintain a significant amount of stock ownership in the company over time. We believe that stock ownership by the executive officers directly aligns the interests of our managers with those of our shareholders and incentivizes our executive officers to focus on the creation of shareholder value. We, therefore, mandate that 15% of the named executive officers' annual incentive compensation is paid in the form of equity awards in the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan which vest over three years and encourage the named executive officers to elect to take greater amounts of their compensation in equity awards through company matching programs. The Company matches the mandatory and voluntary bonus paid in equity 25% which vests on the third anniversary of the award.
  Recruiting and Retention. Due to the competitive nature of the securities industry related to executive talent, we are committed to provide total compensation opportunities that are competitive with the compensation opportunities of other companies in our business. Our compensation package must be sufficiently aligned with industry practices that we can continue to attract and retain executives who can effectively guide our company in the future. With this in mind, the Compensation Committee uses comparisons of the compensation practices of competitive companies as a check at the end of the annual compensation process to determine if our compensation practices are yielding relatively comparable pay for comparable performance.
  Tax Deductibility and Compliance. Our executive compensation program is designed to maximize the tax deductibility of compensation paid to our named executive officers and to avoid the payment of punitive excise taxes by our executive officers. Thus, annual incentive compensation programs are operated in compliance with Section 162(m) of the Internal Revenue Code, and deferred compensation is structured so as to comply with the deferred compensation rules under Section 409A of the Internal Revenue Code.

Setting Compensation

Our Compensation Committee has the responsibility for approving the compensation paid to our named executive officers and ensuring that our compensation program is consistent with our compensation philosophy and is meeting our goals and objectives. Throughout this Compensation Discussion and Analysis, we refer to the Compensation Committee as the "Committee." Early each year, the Committee approves the amount of incentive compensation to be paid to our named executive officers for company and individual performance during the prior year. Subject to the limits set forth in Section 162(m) of the Internal Revenue Code, the Committee has full discretion as to the level of annual incentive compensation it pays to each of the named executive officers.

Involvement of Executive Officers

The analysis of the Committee with respect to the compensation of the named executive officers, other than Mr. Kruszewski, begins with the recommendation of the chief executive officer and is supported by internal and external compensation data that is supplied by the chief executive officer and compiled by our accounting department. The information provided to the Committee may include financial information with respect to our company and its business segments as well as a summary of the chief executive officer's evaluation of the individual performance of each of the other named executive officer for the most recently completed year. The chief executive officer may also include within these individual evaluations qualitative factors such as leadership.

The chief executive officer may also provide information gathered from external surveys and other sources with respect to the compensation amounts and packages for companies that are considered competitors of our company for executive talent. These are typically used as a check to determine if the amount of annual compensation that is determined under the process outlined above has yielded an appropriate amount of compensation for the executive officer as compared with the general market.

The Committee itself does its own evaluation of the performance of the chief executive officer for the year in setting the chief executive officer's annual incentive compensation and long-term compensation. The Committee typically includes in its analysis of the chief executive officer's annual bonus a compensation peer group comparison.

Compensation Peer Group

We annually identify for the Committee a group of companies that we consider to be our compensation peer group. Typically, these companies are other investment banking and financial services firms of similar size and scope of services offered. We gather this information primarily from external market surveys on compensation that are available in the market as well as publicly available data on the specific competitive companies that are available from that companies public filings, such as proxy statements. Again, except in the case of the chief executive officer's compensation, the peer group compensation information is not used to benchmark the compensation paid to our named executive officers, but instead as a final check of the appropriateness of the compensation levels set by our Committee's analysis of the financial and qualitative data presented for each of these officers.

For 2006, our compensation peer group consisted of the following companies:

  Thomas Weisel Partners Group
  Keefe Bruyette & Woods
  Friedman Billings and Ramsey &Co.
  First Albany Companies Inc.
  Jefferies Group, Inc.
  Raymond James Financial, Inc.
  SWS Group, Inc.
  Sanders Morris Harris Group Inc.
  Piper Jaffray Companies

Compensation Consultants

While we use publicly available external market surveys with respect to compensation data that we believe to be relevant to the Committee's analysis, we have not engaged an independent outside compensation consultant for 2006 and have not engaged such a consultant to date in 2007.

Compensation Program and Payments

The key components of our executive compensation program are base salary, annual incentive compensation, long-term incentive compensation, merger-related compensation, and perquisites. Executive officers are also entitled to participate in other health and welfare plans and retirement savings plans generally available to all of our employees.

Base Salary

We pay relatively low levels of base salary relative to the market due to our variable pay-for-performance philosophy. Mr. Kruszewski is paid a $200,000 annual base salary and his salary has not been increased since he joined our company in 1997. Likewise, Messrs Zemlyak and McCuaig continue to receive annual base salaries of $175,000 each, also with no increases since they joined our company in 1999 and 1998, respectively. Messrs. Himelfarb, Mulroy and Sullivan each receive an annual base salary of $250,000, which was the base salary amount that each was earning at Legg Mason Capital Markets Group at the time of its acquisition by our company. None of these individuals have received an increase in their respective base salaries since the date of acquisition.

On reflection of our performance-based compensation structure, the base salary for each of the named executive officers accounts for a relatively small portion of the executive's total compensation. In 2006, base salaries paid to our named executive officers represented a range from approximately 6.2% of total compensation paid to the executive to approximately 12.3% of the executive's total compensation.

Annual Incentive Compensation

The Committee has established an annual incentive compensation program for the named executive officers that provides a significant portion of the total compensation paid to each of the named executive officers. The objective of the annual incentive compensation portion of the executive compensation program is to provide cash and equity compensation that is variable based upon the achievement of financial goals for our company and the business units in which the executive officer serves and a qualitative evaluation of the individual executive officer's performance for the year.

Compensation Determinations and Relevant Factors. For purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code, the Committee establishes at the beginning of each year a total bonus pool and an individual bonus limitation for any one executive officer. For 2006, these Section 162(m) limitations were primarily based upon a combination of total revenues of our company and pre-tax, pre-bonus income. After that, the Committee utilizes the negative discretion allowable under Section 162(m) to evaluate a variety of subjective factors in evaluating each executive officer's performance, and resulting incentive compensation award, for the year. In the case of all named executive officers other than Mr. Kruszewski, the performance evaluation of each executive officer by the chief executive officer, and the chief executive officer's recommendation as to the annual incentive compensation payment level for each executive officer, is factored into the decision of the Committee as to the annual incentive compensation amount to be paid. The Committee, however, has full discretion as to the annual incentive compensation actually paid to each of the named executive officers. With respect to the chief executive officer, the Committee completes its own evaluation of the chief executive officer's performance for the year and sets the annual incentive compensation amount to be paid to the chief executive officer without outside recommendation.

The Committee determines annual incentive compensation for each of the named executive officers primarily on the basis of company performance, with other factors given no particular weighting. Some of the factors considered are as follows:

  Review of our overall corporate financial results for the last completed year;
  Review of strategic decisions, including acquisitions, which may impact overall shareholder value, both over short and long-term horizons.
  Stock price performance over the course of the year and prior 5 years;
  Review of the financial results of the business unit, if any, at which the named executive officer primarily works;
  Review of the named executive officer's historical compensation;
  Review of the named executive officer's stock ownership levels against our stock ownership guidelines discussed below;
  Summary sheets for current compensation;
  The recommendations of the chief executive officer; and
  Review of the annual incentive compensation determined from the above analysis against market data regarding executive compensation at companies regarded as competitive to us for executive talent.

In particular, in setting annual incentive compensation for the named executive officers for 2006, the Committee also considered the following factors:

  We completed a very successful integration of our merger with Legg Mason Capital Markets Group. This merger significantly contributed to our 71% increase in revenue and 83% increase in core earnings in 2006 as compared to 2005.
  The Private Client Group's 2006 net revenue increased 17% and operating contribution increased to $50.2 million with the leverage in increased revenue production.
  The Equity Capital Markets recorded record net revenue of $150.0 million in 2006, an increase of 242% from 2005, and operating contribution increased 104% to $32.0 million. Investment banking revenue increased 90% to $57.2 million.
  The Fixed Income Capital Markets posted record net revenue of $53.6 million in 2006, an increase of 206% from last year, and operating contribution increased 250% to $10.6 million. Fixed income financing revenue was $10.6 million, up 32% over the prior year.
  The named executive officers were instrumental in enhancing our presence in the upper Midwest, principally in Minneapolis, MN, by the acquisition of the Private Client Group of Miller Johnson Steichen Kinnard. This acquisition added 51 investment executives.
  In 2006 to early 2007, we increased our ability to provide a full range of banking services to our clients with the acquisition of FirstService Bank, which we renamed Stifel Bank & Trust upon the closing of this transaction on April 2, 2007.
  In 2006 to early 2007, we significantly increased our Private Client Group and complemented our Capital Markets business with the acquisition by Ryan Beck & Co. from BankAtlantic Bancorp, Inc. This acquisition, which closed on February 28, 2007, has resulted in a firm with more than 1,100 investment executive in 147 offices managing approximately $55 billion in client assets. The merger is also expected to strengthen our existing Equity and Fixed Income Capital Markets businesses. The Committee also noted that, as a result of the merger, we have become one of the largest providers of research "off Wall Street" with approximately 700 companies under coverage.

Based on the foregoing, the annual incentive compensation for 2006 payable in cash, mandatory stock units, elective stock units and matched stock units for each of the named executive officers is set forth in the table below:

	Annual Incentive Compensation
Name	Cash Bonus ($)	Mandatory Stock Units ($)	Elective Stock Units ($)	Annual Incentive Compensation ($)	Company Match Stock Units ($)	Total Incentive Compensation($)
Ronald J. Kruszewski	1,955,000	345,000	-	2,300,000	86,250	2,386,250
James M. Zemlyak	770,000	165,000	165,000	1,100,000	82,500	1,182,500
Scott B. McCuaig	935,000	165,000	50,000	1,150,000	41,250	1,191,250
Richard J. Himelfarb	1,105,000	195,000	-	1,300,000	48,750	1,348,750
Thomas P. Mulroy	1,105,000	195,000	-	1,300,000	48,750	1,348,750
Joseph A. Sullivan	595,000	105,000	-	700,000	26,250	726,250

Form of Payment. In order to increase share ownership and to encourage retention among our named executive officers, 15% of the named executive officer's annual incentive compensation amount for 2006 has been paid, on a mandatory basis, in stock units valued at the fair market value of our common stock on the date of payment. The stock units vest ratably over a three-year period after payment. In addition, the named executive officer can elect to defer a portion of his cash bonus into stock units as well. The stock units that are electively deferred are immediately vested. The Company will match 25% of the value of the mandatory and elective deferrals of each of the named executive officers by crediting the executive with additional stock units that vest on the third anniversary of payment.

2007 Annual Bonus. The Committee has again established the performance criteria for purposes of establishing a maximum bonus pool and maximum individual incentive compensation payable to a single individual for purposes of Section 162(m) of the Internal Revenue Code. The performance criteria used to establish the maximum levels of total and individual annual incentive compensation is again based upon total revenues and pre-tax, pre-bonus income of our company. The Committee intends to again use the negative discretion allowable under Section 162(m) to establish annual incentive compensation amounts for each of the named executive officers in accordance with substantially the same process described above.

Long-Term Incentive Awards

Long-term incentives are intended to provide compensation opportunities for the named executive officers based upon the creation of shareholder value and an increase in our stock price. Long-term incentive awards meet the requirements of Section 162(m) of the Internal Revenue Code, but the Committee uses negative discretion to subjectively set long-term incentive awards. In February 2006, in recognition of LM Capital Markets merger which added significantly to the value of the Company, the Committee determined to make a special long-term incentive awards in the form of stock units to Messrs. Kruszewski, Zemlyak and McCuaig. These stock units will vest ratably over a seven-year period after the date of the award. The units will also vest in the event of a change-in-control of our company, or the retirement, death or disability of the executive officer.

The following are the stock unit awards made to Messrs. Kruszewski, Zemlyak and McCuaig in 2006:

Name	Dollar Value of Award(1)	Vesting Period(1)
Mr. Kruszewski	$1,100,000	7 years
Mr. Zemlyak	200,000	7 years
Mr. McCuaig	200,000	7 years

  These awards vest ratably over seven years. The FAS 123(R) expense recognized in 2006 is presented in the Summary Compensation Table contained in the Executive Compensation in the Last Fiscal Year under the caption "Stock Awards." During 2006, we expensed $157,142 for Mr. Kruszewski's and $28,571 each for Mr. Zemlyak's and Mr. McCuaig's Long-term incentive awards.

Merger-Related Awards

As a means of assuring commitment and long-term retention of the former Legg Mason Capital Markets Group executives who were to become executive officers of our company, Messrs. Himelfarb, Mulroy and Sullivan entered into letter agreements with us in September 2005. Pursuant to these letter agreements, Messrs. Himelfarb, Mulroy and Sullivan each were required to purchase $2,000,000 of our Common Stock at $25 per share which was the approximate market price of our Common Stock at the time. In connection with their agreement to purchase Common Stock and enter into non-compete and non-solicitation agreements, we agreed to provide a 50% match to their Common Stock purchase in the form of our stock units and award $500,000 in additional stock units. As of the letter agreement date, these merger-related awards totaled $1.5 million and vest annually over a three-year period. As a result of the increase in stock price from the letter agreement date to the award date, we were required to (i) charge compensation expense in 2006 to all the participants reporting the difference between the agreed upon purchase price of $25 per share and the value determined at the date of the purchase, which resulted in 2006 compensation of $1,066,176 for each of Messrs. Himelfarb, Mulroy and Sullivan, and (ii) expense the value of the match shares and the unit grant share at the price on the award date over a three-year period in accordance with SFAS No. 123(R), which was $2,255,400 or $751,800 per year for three-years. As a result, the merger-related compensation we charged to expense over 3 years increased from $1.5 million to approximately $3.3 million. The table below illustrates the merger related compensation for Messrs. Himelfarb, Mulroy, and Sullivan over the next three years.

Description	Shares /Units	Initial Value (2)	Grant Date Value (3)	2006 (4)	2007 (4)	2008 (4)	Total (4)
Stock Purchase (1)	80,000	$ -	$ 1,066,176	$1,066,176			$1,066,176

50% Unit Match	40,000	$ 1,000,000	$ 1,503,600	501,200	501,200	501,200	1,503,600
Unit Grant	20,000	$ 500,000	$ 751,800	250,600	250,600	250,600	751,800
TOTAL		$ 1,500,000	$ 3,321,576	$1,817,976	$751,800	$751,800	$3,321,576

  Messrs. Himelfarb, Mulroy and Sullivan purchased 80,000 share of Stifel Financial Corp. Common Stock for $2,000,000.
  The initial value represents the compensation expense that would have been recorded at market price of $25.00 per share, which was the approximate market value when the letter agreements were offered.
  The grant date value is based on the market value of the stock when the stock was purchased and the units were awarded to the named executive officers.
  The compensation for the stock purchase was recognized in January 2006 and the compensation related to the units is amortized over the three-years vesting period. The FAS 123(R) expense recognized in 2006 is presented in the Summary Compensation Table contained in the Executive Compensation in the Last Fiscal Year. The stock purchase compensation realized by Messrs. Himelfarb, Mulroy and Sullivan is under the caption "All Other Compensation" and the amortization of the stock unit grants is contained under the caption "Stock Awards."

Perquisites and Other Personal Benefits

We provide executives with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain the best talent for key executive positions. The Committee periodically reviews the dollar amount of perquisites provided and may make adjustments as it deems necessary. Perquisites currently provided include: an annual cash stipend for non-accountable expenses, dues for membership in private clubs, parking at our company headquarters in downtown St. Louis, and spousal travel.

Retirement Plans

We sponsor a profit sharing 401(k) plan in which all eligible employees, including the named executive officers may participate. We match up to 50% of the first $2,000 of each employee's contribution to the plan. In addition, employees, including the named executive officers, also participate in our employee stock ownership plan. Employee stock ownership contributions for a particular year is based upon each individual's calendar year earnings up to a maximum prescribed by the Internal Revenue Code. The maximum earnings that could be recognized under this plan for 2006 was $220,000.

Health and Welfare Plans

Full-time employees, including the named executive officers, participate in the same broad-based, market competitive health and welfare plans (including medical, prescription drug, dental, vision, life and disability insurance). These benefits are available to the named executive officers on the same basis as they are made available to all other full-time employees.

Employee Ownership Guidelines

Since 1997, a major goal has been to increase the ownership of our common stock by all associates, including the named executive officers. The primary vehicle utilized to achieve this goal has been the requirement for a portion of the annual incentive compensation to be paid in stock units. This mandatory deferral can be up to 15 percent of each associate's annual incentive compensation. In addition, each associate can electively defer an additional 15 percent of their annual incentive compensation. This mandatory deferral and any elective deferral into stock units are matched at the rate of 25% of the stock units so deferred.

Unlike most stock ownership rules, Stifel does not require the employees to purchase shares to meet ownership guidelines. Instead, our guidelines govern future sale of shares if the result is that the executive's ownership is below the required levels. The level of a named executive officer's stock ownership as compared with the required guidelines will also be a factor that will be considered by the Committee in making compensation determinations.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be non-deductible for federal income tax purposes, subject to certain exceptions. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances. However, the Committee believes that it is important and necessary that the Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Committee's view, such arrangements are in our best interests and the best interests of our stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The responsibilities of the Compensation and Benefits Committee are provided in its Charter, which has been approved by our Board of Directors. In fulfilling its oversight responsibilities with respect to the Compensation Disclosure and Analysis included in this Report the Compensation and Benefits Committee, among other things, has:

    reviewed and discussed the Compensation Disclosure and Analysis with management; and

    following such review, the Compensation and Benefits Committee recommended the inclusion of such Compensation Disclosure and Analysis in this proxy statement

2006 Compensation Committee
Robert E. Lefton, Chairman
James M. Oates, Vice-Chairman
Bruce A. Beda
Charles A. Dill
Frederick O. Hanser

April 30, 2007

* * *

EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR

Summary Compensation Table. The following table presents summary information concerning compensation earned in the 2006 fiscal year by our chief executive officer, our chief financial officer, and each of our three most highly compensated other executive officers for services rendered to us and our subsidiaries.

Name and Principal Position	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($)(3)	All Other Compensation ($) (4)	Total ($)
Ronald J. Kruszewski Chairman, President and Chief Executive Officer of Stifel Financial Corp. and Chief Executive Officer of Stifel Nicolaus	200,000	1,955,000	1,014,406	46,232	35,443	3,251,081
James M. Zemlyak Senior Vice President, Chief Financial Officer and Treasurer of Stifel Financial Corp. and Executive Vice President, and Co-Chief Operating Officer	175,000	770,000	440,066	26,407	6,187	1,417,660
Scott B. McCuaig Senior Vice President of Stifel Financial Corp. and President and Co-Chief Operating Officer of Stifel Nicolaus	175,000	935,000	270,275	26,407	21,095	1,427,777
Richard J. Himelfarb Senior Vice President of Stifel Financial Corp. and Executive Vice President, Director of Investment Banking of Stifel Nicolaus	250,000	1,105,000	763,233	- -	1,079,231	3,197,464
Thomas P. Mulroy Senior Vice President of Stifel Financial Corp. and Executive Vice President, Director of Equity Capital Markets of Stifel Nicolaus	250,000	1,105,000	763,241	- -	1,090,831	3,209,072
Joseph A. Sullivan Senior Vice President of Stifel Financial Corp. and Executive Vice President, Director of Fixed Income Capital Markets of Stifel Nicolaus	250,000	595,000	751,800	- -	1,078,306	2,675,106

(1) Represents the cash bonuses paid to each named executive officers.

(2) The stock award values represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, determined in accordance with FAS 123(R). These include amounts related to restricted stock awards granted under the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan, discussed in further detail under the "Compensation Discussion and Analysis" section, including units granted to match mandatory and elective deferrals. Amounts listed for Messrs. Kruszewski, Zemlyak, and McCuaig include grants made in 2004 through 2006. Amounts listed for Messrs. Himelfarb, Mulroy, and Sullivan represent grants made in connection with their joining our Company, which were made in January, 2006. Assumptions used in the calculation of these amounts are included in "Note J - Stock Based Compensation Plans" in our Notes to Consolidated Financial Statements to our Company's audited financial statements for the fiscal year ended December 31, 2006, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(3) The option award values represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, determined in accordance with FAS 123(R). These include amounts related to unvested stock option grants awarded in 2002 and 2003 under our the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan, discussed in further detail in the "Compensation Discussion and Analysis" section. Assumptions used in the calculation of these amounts are included in Note J - Stock Based Compensation Plans to the Company's audited financial statements for the fiscal year ended December 31, 2006, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(4) All Other Compensation includes the following aggregate perquisites and other items that equaled or exceeded $10,000:

Name (x)	Club Fees and Non-Accountable Expense Allowance ($)	Merger Related Compensation -Discount on Shares Purchased($)	Other Benefits ($)
Ronald J. Kruszewski	29,170		6,273
Scott B. McCuaig	15,050		6,045
Richard J. Himelfarb (y)	10,925	1,066,176	2,130
Thomas P. Mulroy (y)	22,525	1,066,176	2,130
Joseph A. Sullivan (y)	10,000	1,066,176	2,130

(x) No perquisites are presented for Mr. Zemlyak because they amounted to less than $10,000 in the aggregate.

(y) Each of Messrs. Himelfarb, Mulroy, and Sullivan participated in a private placement of our common stock in connection with their joining our Company as part of the Legg Mason Capital Markets Group acquisition. As a result of the increase in stock price from the letter agreement date to the award date, we were required to charge to their compensation the difference of $25.00 per share and the grant date fair value.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned for the fiscal year ended December 31, 2006 for the named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($) (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald J. Kruszewski	2/17/06 2/13/07 2/13/07	_____	_____	_____	_____	_____	_____	29,216 7,385 1,846	_____	_____	1,100,000 345,000 86,250
James M. Zemlyak	2/17/06 2/13/07 2/13/07 2/13/07 2/13/07	_____	_____	_____	_____	_____	_____	5,312 3,532 883 3,532 883	_____	_____	200,000 165,000 41,250 165,000 41,250
Scott B. McCuaig	2/17/06 2/13/07 2/13/07 2/13/07	_____	_____	_____	_____	_____	_____	5,312 3,532 883 1,070	_____	_____	200,000 165,000 41,250 50,000
Richard J. Himelfarb	1/2/06 1/17/06 8/15/06 8/15/06 2/13/07 2/13/07	_____	_____	_____	_____	_____	_____	20,000 40,000 2,365 591 2,569 642	_____	_____	751,800 1,503,600 75,000 18,750 120,000 30,000
Thomas P. Mulroy	1/2/06 1/17/06 8/15/06 8/15/06 2/13/07 2/13/07	_____	_____	_____	_____	_____	_____	20,000 40,000 2,365 591 2,569 642	_____	_____	751,800 1,503,600 75,000 18,750 120,000 30,000
Joseph A. Sullivan	1/2/06 1/17/06 2/13/07 2/13/07	_____	_____	_____	_____	_____	_____	20,000 40,000 2,247 561	_____	_____	751,800 1,503,600 105,000 26,250

(1) Represents the total number of stock units allocated to each named executive officer in connection with the 2006 fiscal year, including grants made in February 2007 for services performed in 2006. The stock units granted were part of the named executive officers' annual incentive compensation. These units vest over a three to seven year period.

(2) The grant date fair values are calculated based upon the provisions of FAS 123(R).

Additional Information About the Compensation Paid to the Named Executive Officers in 2006

Our Company entered into an employment letter with Ronald J. Kruszewski as of September 25, 1997. Under the employment letter, Mr. Kruszewski receives an annual salary of at least $200,000 and he is eligible to participate in the executive bonus pool and in all other employee benefits we provide to senior executive officers.

Our Company entered into an employment arrangement with Scott B. McCuaig an arrangement on January 26, 1998 which provides for the employment of Mr. McCuaig at a base salary of at least $175,000 per annum. Mr. McCuaig is eligible to participate in our executive bonus pool and in all other employee benefits provided to our senior executive officers.

Our Company entered into an employment arrangement with James M. Zemlyak an arrangement on February 1, 1999 which provides for the employment of Mr. Zemlyak at a base salary of at least $175,000 per annum. Mr. Zemlyak is eligible to participate in all other employee benefits provided to our senior executive officers.

Our Company entered into employment agreements with each of Richard J. Himelfarb, Thomas P. Mulroy and Joseph A. Sullivan on August 16, 2005 which provides for their employment at a base salary of at least $250,000 per annum. Pursuant to each of their respective agreements, Mr. Himelfarb, Mr. Mulroy and Mr. Sullivan each is eligible to participate in all other employee benefits provided to our senior executive officers.

Pursuant to the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan, participants in the plan receive, on a mandatory basis, stock units as a portion of their incentive compensation earned. Participants may also elect to receive up to 15 percent of incentive compensation earned by such individuals in stock units. In addition, each individual also receives stock units equal to 25 percent of the mandatory and elective stock unit portions of the incentive compensation. All stock units are issued to participants based upon the fair market value of our common stock on the date of issuance. Units received on a mandatory basis vest ratably over a three-year period following the date of issuance. Units that the participant elects to receive are fully vested on the date of issuance. Units issued as the 25 percent match vest at the end of the three-year period following the date of issuance.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the number of exercisable and unexercisable stock options and stock awards at December 31, 2006 held by the individuals named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Stock Units That Have Not Vested (#) (4)	Market Value of Stock Units That Have Not Vested ($) (5)
Ronald J. Kruszewski	73,500 16,800 16,000 10,667 33,333 42,667 24,000	- - - - - - - - - - 10,666 16,000		8.12 7.19 7.83 7.83 8.25 7.80 8.69	9/25/2007 2/2/2009 2/1/2010 2/1/2010 1/3/2011 1/2/2012 2/10/2013	110,379	4,330,168
James M. Zemlyak	56,000 8,888 4,445 18,667 21,334 16,001	- - - - - - - - 5,333 10,666		710 7.83 7.83 8.25 7.80 8.69	2/1/2009 2/1/2010 2/1/2010 1/3/2011 1/2/2012 2/10/2013	34,305	1,345,785
Scott B. McCuaig	56,000 12,000 9,600 6,400 18,667 21,334 16,001	- - - - - - - - - - 5,333 10,666		9.06 7.19 7.83 7.83 8.25 7.80 8.69	2/4/2008 2/2/2009 2/1/2010 2/1/2010 1/3/2011 1/2/2012 2/10/2013	33,703	1,322,169
Richard J. Himelfarb	- -	- -				42,956	1,685,164
Thomas P. Mulroy	- -	- -				42,956	1,685,164
Joseph A. Sullivan	- -	- -				40,000	1,569,200

(1) All the unvested stock options will be fully vested by February 2008.

(2) The option strike price is the market price on the day of grant.

(3) The options expire 10 year after the date of grant.

(4) These units vest over a three to seven year period. In addition to the amounts listed, as of December 31, 2006, Mr. Kruszewski held 170,152 units which were fully vested and were valued at $6,675,063, Mr. Zemlyak held 48,827 vested units valued at $1,915,483, and Mr. McCuaig held 51,865 vested units valued at $2,034,664.

(5) Based on our closing price of $39.23 per share for our common stock on December 31, 2006.

Options Exercised and Stock Vested

The following table sets forth information concerning amounts received or realized upon exercise of options or similar instruments, and the vesting of stock or similar instruments, by the named executive officers.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Ronald J. Kruszewski	_____	_____	45,846	1,753,610
James M. Zemlyak	_____	_____	39,446	1,508,810
Scott B. McCuaig	_____	_____	25,718	983,714
Richard J. Himelfarb	_____	_____	20,000	815,400
Thomas P. Mulroy	_____	_____	20,000	815,400
Joseph A. Sullivan	_____	_____	20,000	815,400

(1) Represents the value of gross units converted into our common stock by the listed officers. Executives realize ordinary income and have a resulting tax liability equal to the current market price value of the shares received when vested stock units are converted into common stock. As a result, executives are given the option to surrender shares in order to pay for the resulting tax liability. During 2006, Mr. Kruszewski surrendered 16,988 shares, Mr. Zemlyak surrendered 14,273 shares, and Mr. McCuaig surrendered 8,487 shares in order to pay for their tax liabilities.

Post-Retirement Benefits

Nonqualified Deferred Compensation.

Nonqualified Deferred Compensation. The following table sets forth information concerning contributions, earnings, and balances under nonqualified deferred contribution plans for the named executive officers:

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Ronald J. Kruszewski	$ 7,188,975	$ 832,493	$ 102,508	$ 304,697	$ (1,753,610)	$ 6,675,063
James M. Zemlyak	$ 2,770,984	$ 421,615	$ 128,107	$ 103,588	$ (1,508,810)	$ 1,915,484
Scott B. McCuaig	$ 2,461,431	$ 309,666	$ 145,248	$ 102,033	$ (983,714)	$ 2,034,664
Richard J. Himelfarb	$ -	$ 751,800	$ -	$ 63,600	$ (815,400)	$ -
Thomas P. Mulroy	$ -	$ 751,800	$ -	$ 63,600	$ (815,400)	$ -
Joseph A. Sullivan	$ -	$ 751,800	$ -	$ 63,600	$ (815,400)	$ -

As provided above, our executives were required to defer 15% of their bonuses pursuant to the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan. In addition, each executive can elect to defer up to an additional 15% percent of his bonus. Our company matched 25% of the combined value of the mandatory and elective deferrals by each executive, the value of which is presented above for the last fiscal year.

Discussion of Post-Employment Payments

The Long-Term Incentive Awards made to Messrs. Kruszewski, Zemlyak and McCuaig in 2006 will vest in the event of a change-in-control of our company, or the retirement, death or disability of the executive officer.

Each of Messrs. Himelfarb, Mulroy and Sullivan is subject to non-compete, non-solicit, and confidentiality provisions pursuant to each of their respective employment agreements.  The agreements provide that, during the time of their employment with our Company, each of Messrs. Himelfarb, Mulroy, and Sullivan cannot directly or indirectly compete, assist in or provide financial resources to any activity which competes with our Company in the financial services industry.  In addition, during his employment with the Company and for a period six months thereafter, each of them is prohibited from soliciting a Stifel employee to be employed or perform services for another party, and from interfering with any contractual relationship that Stifel may have with any employee.  The agreements also prohibit Messrs. Himelfarb, Mulroy, and Sullivan from disclosing any non-public information learned or obtained during the period of their employment with the Company.

In addition to the above, pursuant to each of their employment agreements, in the event of death or permanent disability, each of Messrs. Himelfarb, Mulroy, and Sullivan or their respective estates shall receive regular compensation and benefits from our Company through the end of the month in which the death or disability occurred, as well as any applicable bonus or other benefits to which the applicable executive was entitled. For these purposes, the employment agreements define permanent disability as "by reason of physical condition, the employee has been or shall be unable to perform a material portion of the services required for a continuous ninety (90) day period (successive periods of disability not separated by a two week disability-free period shall be deemed for this purpose to constitute, in the aggregate, a continuous period of disability). In addition, the then-current year's stock units and any "matching" stock awarded to such executive shall fully vest in the event of such death or permanent disability.

In the event of a change in control of our Company, any stock awarded to Messrs. Himelfarb, Mulroy, or Sullivan pursuant to an award agreement shall fully vest.

Assuming any of these events had occurred at December 31, 2006, the named executive officer would have received full vesting on some or all of their outstanding units and these units would have been converted into common stock as follows:

Name	Number of Shares Acquired if Vesting (#)	Value Realized if Vesting ($) (1)
Ronald J. Kruszewski	74,369	$2,917,496
James M. Zemlyak	13,280	$520,974
Scott B. McCuaig	13,280	$520,974
Richard J. Himelfarb	42,956	$1,685,164
Thomas P. Mulroy	42,956	$1,685,164
Joseph A. Sullivan	40,000	$1,569,200

PROPOSAL II.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee/Finance Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Although advisory only because the Audit Committee/Finance Committee is required under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission to have the responsibility for the appointment of our independent registered public accounting firm, this proposal is put before you in order to seek your views on this important corporate matter. If you do not ratify the appointment, the Audit Committee/Finance Committee will take the matter under advisement. A resolution will be presented at the meeting to ratify the appointment of Deloitte & Touche LLP.

The following table sets forth the aggregate fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements, and fees for other services rendered by Deloitte & Touche LLP for the fiscal years shown:

	Fiscal Year Ended December 31, 2006	Fiscal Year Ended December 31, 2005

Audit Fees (1)	$ 625,150	$ 500,500
Audit-Related Fees (2)	55,000	0
Tax Fees (3)	0	0
All Other Fees (4)	33,000 _____________	0 _____________
Total	$ 713,150	$ 500,500

(1) Audit Fees consist of fees rendered for professional services for the audit of our financial statements and internal controls included in our Form 10-K and the review of all financial statements included in our Form 10-Qs during the year ended December 31, 2006 and December 31, 2005 and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagement, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(2) Audit Related Fees consist of fees rendered for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." This category includes fees related to Sarbanes-Oxley Act, Section 404 advisory services.

(3) Tax Fees consist of fees rendered for professional services rendered for tax compliance, tax advice and tax planning. For fiscal years 2006 and 2005 we did not have any fees categorized as "Tax Fees."

(4) All Other Fees consist of fees for products and services other than the services reported above.

Our Audit Committee/Finance Committee has established a policy requiring the approval of all audit engagement fees and terms and the pre-approval of all non-audit services provided to us by Deloitte & Touche LLP. The policy prohibits the Audit Committee/Finance Committee from delegating to management the committee's responsibility to pre-approve permitted services of our independent registered public accounting firm.

During 2006, the Audit Committee/Finance Committee pre-approved non-audit services related to assistance with documenting controls under Sarbanes-Oxley Section 404. For the year 2006, the Audit Committee/Finance Committee pre-approved 100% of fees.

We have been advised that a representative of Deloitte & Touche LLP will be present at the meeting with an opportunity to make a statement if such representative desires and will be available to respond to questions of the stockholders.

The affirmative vote of a majority of the votes cast, present or represented by proxy at the meeting, is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007. We recommend a vote "FOR" ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

REPORT OF THE AUDIT COMMITTEE/FINANCE COMMITTEE

The Audit Committee/Finance Committee of the board of directors oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The committee operates pursuant to a written charter which was approved and adopted by the board of directors. Our board of directors has determined that each of the members of the committee is independent within the meaning of the listing standards of the Securities and Exchange Commission and the New York Stock Exchange. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America. Our board of directors has determined that Bruce A. Beda meets the Securities and Exchange Commission's requirements for and has designated him as, the "Audit Committee Financial Expert." Mr. Beda also qualifies as an "independent" audit committee member, as defined by NYSE listing standards.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our Annual Report on Form 10-K with management. In connection with its review of our financial statements, the committee discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee meets with the independent registered public accounting firm, with and without management present, to discuss their evaluations of our internal controls and the overall quality of our financial reporting. The committee reviewed with the independent registered public accounting firm the acceptability of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including, but not limited to, those matters under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). The committee has received from the independent registered public accounting firm the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In connection with this disclosure, the committee has discussed with the independent registered public accounting firm the accountants' independence from management and us. The committee also reviews the internal audit department's organization, responsibilities, budget and staffing. The committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, identification of audit risks and the results of the audit examinations.

Management is responsible for our financial reporting process, including our system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. Our independent registered public accounting firm is responsible for auditing those financial statements. The committee's responsibility is to monitor and review these processes. It is not the committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the committee are not employees and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on our financial statements. The committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee's considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles in the United States of America, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent registered public accounting firm is in fact "independent."

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

2006 Audit Committee/Finance Committee
Bruce A. Beda, Chairman
Robert J. Baer
John P. Dubinsky
Richard F. Ford
James M. Oates

April 30, 2007

* * *

FUTURE STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2008 annual meeting of stockholders must be received by us by December 7, 2007 for inclusion in our proxy statement and proxy card relating to that meeting. Upon receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Under our by-laws, stockholder proposals, including nominations of directors, which do not appear in the proxy statement may be considered at a meeting of stockholders only if they involve a matter proper for stockholder action and written notice of the proposal is received by our corporate secretary not less than 60 days nor more than 90 days prior to the meeting; provided that if less than 70 days' notice or prior public disclosure of the date of a stockholders' meeting is given by us, notice must be timely received not later than the close of business on the tenth day following the earlier of (a) the day on which notice of the meeting was mailed or (b) the day on which public disclosure was made. The notice must contain the name, address and beneficial ownership of the stockholder, a brief description of the proposal to be brought or the name, age, address, business history, beneficial ownership and written consent to being named by any proposed nominee, any material interest of the stockholder in the proposal or any arrangement or understanding between the stockholder and the proposed nominee required to be disclosed under the proxy regulations, and the number of shares known by such stockholder to be supporting the proposal on the date notice is given.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors, and persons who own more than 10 percent of our outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were complied with during the year ended December 31, 2006, except one Form 4, relating to a single transaction, was filed late by Mr. Beda.

ANNUAL REPORT

We simultaneously mailed the annual report for the year ended December 31, 2006 to our stockholders.

A copy our annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission (excluding exhibits), may be obtained by any stockholder, without charge, upon written request to James M. Zemlyak, Stifel Financial Corp., 501 North Broadway, St. Louis, MO 63102, or by accessing our Internet site at www.stifel.com and clicking the "Investor Relations/SEC Filings" section.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this proxy is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at 800-488-0970, or send a written request to James M. Zemlyak, Investor Relations, Stifel Financial Corp., One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. If you have received only one copy of the proxy statement and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number or write us at the address listed above. Alternatively, stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above.

OTHER MATTERS

Management knows of no business to be brought before the annual meeting of stockholders other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy card promptly. Should you attend the meeting, you may revoke the proxy by voting in person. A postage-paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention is appreciated.

MISCELLANEOUS

We will bear the cost of solicitation of proxies. Proxies will be solicited by mail. They also may be solicited by officers and regular employees of us and our subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

By Order of the Board of Directors,

/s/ David M. Minnick
David M. Minnick, Secretary

May 2, 2007

St. Louis, Missouri

STIFEL FINANCIAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby nominates, constitutes and appoints Ronald J. Kruszewski and David M. Minnick (or such other person as is designated by the board of directors of Stifel Financial Corp. ("Stifel")) (the "Proxies"), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated on the reverse side all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the Annual Meeting of Stockholders to be held on June 20, 2007 and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the 2006 annual report to stockholders and the Notice of the Annual Meeting and the Proxy Statement.

Dated: ______________________________, 2007

Signature ______________________________

Signature (if held jointly) ______________________________

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the shareholder is a corporation, this proxy card must be signed by a duly authorized officer of the shareholder.

STIFEL FINANCIAL CORP.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all the named nominees for director and "FOR" Proposal 2.

THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1. ELECTION OF DIRECTORS:

☐ FOR all nominees listed below (except as marked below) ☐ WITHHOLD AUTHORITY to vote for all nominees listed below

For term expiring in 2010:

John P. Dubinsky

Robert E. Lefton

Scott B. McCuaig

James M. Oates

Joseph A. Sullivan

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as Stifel's independent registered public accounting firm:

☐ For ☐ Against ☐ Abstain

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

☐ PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING IN PERSON.